SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-12

PIMCO Income Opportunity Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Alternative Outreach Communications Level II AOC (Close-to-end-campaign Script)

Hello.

My name is Christian Clayton, Senior Vice President & Strategist at PIMCO. The Special Meeting of PIMCO Income Opportunity Fund Shareholders scheduled for August 6th, 2021 is in jeopardy of having to adjourn to a later date due to lack of shareholder participation. To date, a significant amount of your fellow shareholders have voted; however, the Fund does not have enough votes cast in order to hold the meeting.

Shareholders have the option of voting For, Against or Abstain to have their shares represented at the meeting. To cast your vote with a live representative, please press 1.

(Pause and listen 2 seconds)

This process is simple and will only take a few moments of your time. To cast your vote, please press 1 now.

(Pause and listen 2 seconds)

If you have any questions about the Special Meeting or your vote, please press 2 now or for more information about your investment with the PIMCO Income Opportunity Fund, please press 3 now.

(Pause and listen 2 seconds)

[The recording the shareholder will hear if they opt to press 3]

“As of June 10th, 2021, you owned one or more investments in PIMCO Income Opportunity Fund. Please hold for a representative who can provide additional information.”

To repeat this message, press 9, or for further assistance, press 2 now to speak to a representative. To end this, call press 5.

(Pause and listen 2 seconds)

If you received this message on your answering machine, you may contact us toll free at (800) 814-0439 from 9am to 10pm Monday through Friday Eastern Time. (Recording 8.wav)

FOR INTERNAL DISTRIBUTION ONLY	Updated 07-23-21

Alternative Outreach Communications Level II AOC (Close-to-end-campaign Script)

ANSWERING MACHINE Script for AOC

Hello. We are calling on behalf of your investment with PIMCO Income Opportunity Fund. The Special Meeting of Shareholders is scheduled to take place on August 6th, and our records indicate that your vote has not been registered.

To conveniently vote your shares by phone, please contact us at your earliest convenience at (800) 814-0439 between the hours of 9:00am and 10:00pm Eastern Time.

Your vote is very important and your time is greatly appreciated. Thank you and have a good day.

FOR INTERNAL DISTRIBUTION ONLY	Updated 07-23-21